P. (Laxmin) Laxminarain Appointed to Microbot Medical’s Board of Directors

Medical Device Executive Broadens Strategic and Commercial Experience

Hingham, MA – December 12, 2017 – Microbot Medical Inc. (Nasdaq CM: MBOT), a medical device company specializing in the design and development of transformational micro-robotic medical technologies, today announced the appointment of P. (Laxmin) Laxminarain to the Company’s Board of Directors. Mr. Laxminarain is a successful medical device executive with over 30 years’ experience and proven track record, most recently served as Worldwide President of Codman Neurosurgery (a Johnson & Johnson company), which was acquired by Integra LifeSciences Holdings Corporation in October 2017 for approximately $1.045 billion.

Mr. Laxminarain first joined Johnson & Johnson in 1986 where he held roles of increasing responsibility, including President of Codman Neurosurgery from 2006 to 2017. In addition, Mr. Laxminarain held senior medical device positions in India, Singapore and South Korea. Prior to Johnson & Johnson, he was a management consultant with AF Ferguson & Co., an audit and management consultancy business in India where he worked on strategy as well as execution related projects in a variety of industries. Mr. Laxminarain received an MBA from the Indian Institute of Management.

“In the same way Laxmin was instrumental in value creation at Codman, I believe he can create value for Microbot. Laxmin will be an invaluable resource for the Board and the rest of the team as we build upon our core capabilities and leverage them to reach our milestones and create value for our shareholders,” commented Harel Gadot, Microbot’s Chief Executive Officer, President and Chairman. “In addition, with his vast experience in the neurosurgery space, we expect that he will contribute to the success of our revolutionary self-cleaning shunt, as well as potential future applications deriving from our technologies.”

“The emergence of medical robotics is one of the most promising areas in healthcare and it offers tremendous growth opportunities, especially in areas such as neurosurgery,” commented Mr. Laxminarain. “Microbot Medical has unique technologies, and is developing novel robotic products. I am excited and looking forward to be part of the company and contribute to execute its business plans.”

Mr. Laxminarain will fill the seat previously held by Prof. Moshe Shoham, who has left the Board of Directors to focus more of his time on the scientific side of the Company.

About Microbot Medical Inc.

Microbot, which was founded in 2010 and commenced operations in 2011, became a NASDAQ listed company on November 28, 2016. The Company specializes in transformational micro-robotic medical technologies leveraging the natural and artificial lumens within the human body. Microbot’s current platforms, ViRob and TipCAT, are comprised of two highly advanced micro-robotic technologies, from which the Company is currently developing its first two product candidates: the Self Cleaning Shunt, or SCS, for the treatment of hydrocephalus and Normal Pressure Hydrocephalus, or NPH; and a self-propelling, semi-disposable endoscope that is being developed initially for use in colonoscopy procedures. Further information about Microbot Medical is available at http://www.microbotmedical.com.

The ViRob technology is a revolutionary autonomous crawling micro-robot which is designed to be controlled remotely or within the body. Its miniature dimensions allow it to navigate and crawl in different spaces within the human body, including blood vessels, the digestive tract and the respiratory system. Its unique structure is designed to give it the ability to move in tight spaces and curved passages as well as the ability to remain within the human body for prolonged time. To learn more about ViRob please visit http://www.microbotmedical.com/technology/virob/.

TipCAT is a transformational self-propelled, flexible, and semi-disposable endoscope providing see & treat capabilities within tubular lumens in the human body such as the colon, blood vessels, and the urinary tract. Its locomotion mechanism is designed to navigate and crawl through natural & artificial tubular lumens, applying the minimal necessary pressure to achieve the adequate friction required for gentle, fast, and safe advancement within the human body. To learn more about TipCAT visit http://www.microbotmedical.com/technology/tipcat/.

Safe Harbor

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for Microbot Medical Inc. and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects” and “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the businesses of Microbot Medical Inc. particularly those mentioned in the cautionary statements found in Microbot Medical Inc.’s filings with the Securities and Exchange Commission. Microbot Medical disclaims any intent or obligation to update these forward-looking statements.

Investor Contacts:

Analysts and Institutional Investors

Michael Polyviou

EVC Group

mpolyviou@evcgroup.com

646-445-4800

Individual Investors

Jeremy Roe

Integra Consulting Group llc

jeremy@integracg.net

(925) 262-8305

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